Exhibit 2.1

STOCK-FOR-STOCK EXCHANGE AGREEMENT
AMONG
CANEUM, INC.
CANEUM ASIA PACIFIC PTE LTD,
CONTINUUM SYSTEMS PRIVATE LIMITED,
AND
IAIN ALLISON
DECEMBER 29, 2006

TABLE OF CONTENTS

STOCK-FOR-STOCK EXCHANGE AGREEMENT	1
§1. Definitions.	1
§2. Purchase and Sale of Target Shares.	4
(a) Basic Transaction	4
(b) Purchase Price.	4
(c) Closing	4
(d) Deliveries for Closing	4
(f) Marketing Agreement	5
(g) Change of Target Management	5
(h) Option Grants to Target Employees	6
(i) Costs	6
§3. Representations and Warranties Concerning Transaction.	6
(a) Seller’s Representations and Warranties	6
(b) Buyer’s Representations and Warranties	6
§4. Representations and Warranties Concerning Target	7
(a) Organization, Qualification, and Corporate Power	8
(b) Capitalization	8
(c) Non-contravention	8
(d) Brokers’ Fees	8
(e) Title to Assets	8
(f) [RESERVED]	8
(g) Financial Statements	9
(h) Events Subsequent to Most Recent Quarter End	9
(i) Undisclosed Liabilities	10
(j) Legal Compliance	10
(k) Tax Matters	10
(l) Real Property	11
(m) Intellectual Property	11
(n) Tangible Assets	13
(o) [RESERVED]	13
(p) Contracts	13
(q) Notes and Accounts Receivable	14
(r) Powers of Attorney	14
(s) Insurance	14
(t) Litigation	14
(u) Product Warranty	14
(v) Product Liability	15
(w) Employees	15
(x) Employee Benefits	15
(y) Guaranties	15
(z) Environmental, Health, and Safety Matters	15
(aa) Business Continuity	15
(bb) Certain Business Relationships With Target	15
(cc) Customers and Suppliers	15
§5. Pre-Closing Covenants	15
(a) General	16
(b) Notices and Consents	16
(c) Operation of Business	16
(d) Preservation of Business	16
(e) Full Access	16
(f) Notice of Developments	16
(g) Target Financial Statements	16

TABLE OF CONTENTS
-continued-

(h) Maintenance of Real Property	16
(i) Leases	17
(j) Retained Employees	17
§6. Post-Closing Covenants	17
(a) General	17
(b) Litigation Support	17
(c) Filing of Report on Form 8-K	17
(a) Conditions to Buyer’s Obligation	17
(b) Conditions to Seller’s Obligation	19
§8. Remedies for Breaches of This Agreement.	20
(a) Survival of Representations and Warranties	20
(b) Indemnification Provisions for Buyer’s Benefit	20
(c) Indemnification Provisions for Seller’s Benefit	20
(d) Matters Involving Third Parties	20
(e) Written Demand for Indemnification	21
(f) Response to Demand	21
(g) Rights of Respective Parties	21
(h) Exclusive Remedy	22
§9. Exclusive Dealing.	22
(a) Alternative Transaction	22
(b) Notice	22
(c) Breach	22
§10. Termination.	22
(a) Termination of Agreement	22
(b) Effect of Termination	23
§11. Miscellaneous.	23
(a) No Covenant as to Tax or Accounting Consequences	23
(b) Press Releases and Public Announcements	23
(c) No Third-Party Beneficiaries	23
(d) Entire Agreement	23
(e) Succession and Assignment	23
(f) Counterparts	23
(g) Headings	23
(h) Notices	24
(i) Arbitration	24
(j) Amendments and Waivers	24
(k) Severability	25
(l) Expenses	25
(m) Construction	25
(n) Incorporation of Exhibits, Annexes, and Schedules	25
(o) Currency Designations	25
Exhibit A—Form of Opinion of Target’s Counsel
Exhibit B—Form of Opinion of Buyer’s Counsel
Exhibit C—Investor Representation Form
Exhibit D—Marketing Agreement
Annex I—Exceptions to Seller’s Representations and Warranties Concerning Transaction
Annex II—Exceptions to Buyer’s Representations and Warranties Concerning Transaction
Disclosure Schedule—Exceptions to Representations and Warranties Concerning Target

ii

STOCK-FOR-STOCK EXCHANGE AGREEMENT
     This Stock-for-Stock Exchange Agreement (this “Agreement”), entered into this 29th day of December 2006, is by, between, and among CANEUM, INC., a Nevada corporation (“Buyer”), CANEUM ASIA PACIFIC PTE LTD, a wholly owned subsidiary of Buyer formed under the laws of Singapore, (“Acquisition Sub”), CONTINUUM SYSTEMS PRIVATE LIMITED, a company formed under the laws of India (“Target”), and IAIN ALLISON, a shareholder of the Target (“Seller”). Buyer, Acquisition Sub, Target, and Seller are referred to collectively herein as the “Parties.”
RECITALS:
     WHEREAS, the Boards of Directors of Buyer and Target have determined that it would be in the best interests of the shareholders of each entity for the Buyer to acquire Seller’s shares in Target.
     WHEREAS, Buyer has offered to engage Seller as an independent contactor and he has agreed to provide services to Target as provided herein.
     WHEREAS, Target and Buyer have agreed to change the management structure of Target as provided herein.
     WHEREAS, this Agreement contemplates a transaction in which Acquisition Sub will purchase from Seller, and Seller will sell to Acquisition Sub, approximately 45% of the outstanding capital stock of Target in return for stock at Closing as provided herein.
     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.
     §1. Definitions.
     “Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.
     “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.
     “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.
     “Alternative Transaction” has the meaning set forth in §9(a) below.
     “Buyer” has the meaning set forth in the preface above.
     “Closing” has the meaning set forth in §2(c) below.
     “Closing Date” has the meaning set forth in §2(c) below.
     “Common Stock” means the common stock of Buyer, par value $0.001 per share.
     “Confidential Information” means any information concerning the business and affairs of Target that is not already generally available to the public.
     “Disclosure Schedule” has the meaning set forth in §4 below.

     “Environmental, Health, and Safety Requirements” means all federal, state, local, and foreign statutes, regulations, ordinances, and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.
     “Finder” has the meaning set forth in §4(d) below.
     “Finder’s Agreement” has the meaning set forth in §4(d) below.
     “Income Tax” means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.
     “Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Indemnified Party” has the meaning set forth in §8(d) below.
     “Indemnifying Party” has the meaning set forth in §8(d) below.
     “Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all material advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).
     “Knowledge” means actual knowledge after reasonable investigation.
     “Leased Real Property” means all leasehold or subleasehold estates to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by Target.
     “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Target holds any Leased Real Property.
     “Letter of Intent” means the letter dated November 10, 2006, and signed by Target and, among others, the Seller on November 17, 2006, containing both binding and non-binding provisions.
     “Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for taxes not yet due and payable; (b) purchase money liens and liens securing rental payments under capital lease arrangements; (c) encumbrances that do not materially impair the ownership or use of the assets to which they relate; (d) liens securing debt that is reflected on the most recent unaudited balance sheet included in Target’s Interim Financial Statements; (e) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (f) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law or governmental regulations; (g) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like liens; (h) any right, title or interest of a licensor under a license; (i) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar liens affecting real property not interfering in any material respect with the ordinary conduct of the business of Target; (j) liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; (k) liens in favor of other financial institutions arising in connection with Target’s deposit accounts or securities accounts held at such institutions to secure customary fees, charges, and the like; and (l) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.
     “Marketing Agreement” has the meaning set forth in §2(d)(i)(3) below.
     “Material Adverse Effect” or “Material Adverse Change” means any effect or change that could reasonably be expected to be materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of Target, taken as a whole, or to the ability of any Party to consummate timely the transactions contemplated hereby.
     “Most Recent Quarter End” has the meaning set forth in §4(h) below.
     “Ordinary Course of Business” means the ordinary course of business consistent with past practice (including with respect to quantity and frequency).
     “Party” has the meaning set forth in the preface above.
     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).
     “Purchase Price” has the meaning set forth in §2(b) below.
     “SEC” means the U.S. Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Securities Laws” shall mean the local, state, provincial, federal, or any jurisdiction otherwise applicable to the transactions contemplated by this Agreement.
     “Seller” has the meaning set forth in the preface above.
     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
     “Systems” has the meaning set forth in §4(aa) below.
     “Target” has the meaning set forth in the preface above.
     “Target Share” means any equity share, par value Rs 10/- per share, of Target.
     “Target’s Interim Financial Statements” has the meaning set forth in §4(g) below.
     “Target’s Year End Financial Statements” has the meaning set forth in §4(g) below.
     “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Third-Party Claim” has the meaning set forth in §8(d) below.
     §2. Purchase and Sale of Target Shares.
     (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer, through Acquisition Sub, agrees to purchase from Seller, and Seller agrees to sell to Acquisition Sub, all of his 42,688 Target Shares for the consideration specified below in this §2.
     (b) Purchase Price. The purchase price for all of the Target Shares to be purchased pursuant to §2(a) above shall be 446,691 shares of Common Stock, of which 22,334 are hereby authorized and directed by Seller to be issued and delivered to the Finder to satisfy Seller’s obligation as provided in the Finder’s Agreement.
     (c) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Buyer in Newport Beach, California, on December 31, 2006, or immediately upon satisfaction or waiver of all conditions to the obligations of the parties contemplated hereby, provided that the effective date of the Closing shall remain December 31, 2006, (the “Closing Date”).
     (d) Deliveries for Closing. Prior to the Closing Date, except as later required or permitted as provided below, Target and Seller and Buyer shall deliver the following items:
(i)	Deliveries by Target and Seller.
          1. Prior to Closing, Seller shall deliver to Buyer’s designated counsel stock certificates representing the outstanding Target Shares as designated in §2(a) above, accompanied by duly executed Share Transfer Forms for the purpose of transferring such shares to Acquisition Sub, with instructions to deliver the transferred shares to Acquisition Sub immediately upon completion of the transfer;

          2. An opinion from counsel to Target in form and substance as set forth in Exhibit A attached hereto, addressed to Buyer, and dated as of the Closing Date;
          3. Duly executed marketing agreement by Buyer and Seller as set forth in Exhibit C attached hereto (the “Marketing Agreement”) and the respective option grant forms for the options granted pursuant to such employment agreement;
          4. Copies of the resignations of all members of the board of directors of Target except Jesper Lindorff and board resolutions appointing Suki Mudan and Gary Allhusen as directors of Target;
          5. A copy of the board resolution and proof of filing, to evidence the application for reservation of name of Target as “Caneum India Private Limited” or such other name as the jurisdictional Registrar of Companies (ROC) may approve;
          6. A certified copy of Target’s certificate of incorporation pursuant to 7(a)(xi) below and a copy of the certificate of good standing of Target issued on or soon before the Closing Date by a duly authorized government official or counsel for Target of the jurisdiction of Target’s organization, and of each jurisdiction in which Target is qualified to do business;
          7. Evidence of payment of all pre-Closing Target expenses related to this transaction required pursuant to §11(l), including, but not limited to, legal and accounting fees incurred by Target through and including Closing;
          8. Copies of Target’s Year End and Interim Financial Statements prepared in compliance with §5(g) below; and
          9. Duly completed representation form set forth in Exhibit D by Seller.
(ii)	Deliveries by Buyer.
          1. Prior to Closing Buyer shall execute and deliver valid Share Transfer Forms and such other documentation pertaining to Seller’s Target Shares being acquired hereby to permit transfer of these Target Shares to Acquisition Sub;
          2. Immediately following the Closing Buyer shall instruct its transfer agent to issue the certificates representing the shares of Common Stock set forth in §2(b) above ;
          3. An opinion from counsel to Buyer in form and substance as set forth in Exhibit B attached hereto addressed to the Seller and dated as of the Closing Date;
          4. Duly executed option grant forms by Buyer for Seller;
          5. A copy of the certificate of good standing of Buyer issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of Buyer’s organization, and of each jurisdiction in which Buyer is qualified to do business; and
          6. Acceptance forms executed by the designees of Buyer to serve as directors of Target.
     (f) Marketing Agreement. At Closing Target shall enter into the Marketing Agreement .
     (g) Change of Target Management. At Closing all members of the board of directors of Target, except Mr. Lindorff, shall resign and Target shall appoint Suki Mudan and Gary Allhusen as directors of Target effective immediately following Closing, which persons shall represent a majority of the board of directors of Target.
     (h) Option Grants to Target Employees. Following Closing Buyer and Target shall determine in good faith the employees of Target to whom Buyer shall grant subsequent to Closing ten-year Common Stock purchase options pursuant to Buyer’s 2002 Stock Option/Stock Issuance Plan, with vesting at the rate of 1/4 of the granted options after one year and 1/48th of the granted options per month thereafter.
     (i) Costs. Each of the Parties shall pay his or its own costs and expenses (including any broker’s or finder’s fees) incurred in connection with this Agreement and the transaction contemplated hereby, including expenses of his or its attorneys, accountants, advisors, or other representatives and expenses incurred in connection with this Agreement. Notwithstanding the foregoing, Target shall be responsible for the costs of preparing Target’s Year-End Financial Statements and Target’s Interim Financial Statements; Buyer and Target shall share equally the post-Closing costs of preparing the pro forma financial information required by Item 9.01(b) of Form 8-K promulgated by the U.S. Securities and Exchange Commission; and Buyer shall bear the costs of Edgarizing and filing the Form 8-K required following Closing.
     §3. Representations and Warranties Concerning Transaction.
     (a) Seller’s Representations and Warranties. Seller represents and warrants to Buyer as follows:
     (i) Authorization of Transaction. Seller has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions. Seller, apart from to the Indian Registrar of Companies “ROC”, need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Person in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Seller.
     (ii) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will result in the imposition or creation of a Lien upon or with respect to Target Shares.
     (ii) Brokers’ Fees. Except for the Finder’s Agreement , Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
     (iv) Target Shares. Seller holds of record and owns beneficially the number of Target Shares set forth next to his name in §4(b) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Reserve Bank of India “RBI”, FEMA and ROC), taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of any capital stock of Target. Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Target.
     (v) Accredited Investor. Seller is an Accredited Investor.
     (b) Buyer’s Representations and Warranties. Buyer and Acquisition Sub, jointly and severally, represent and warrant to Seller as follows:
     (i) Organization of Buyer. Each of Buyer and Acquisition Sub is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of Buyer and Acquisition Sub is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification could not reasonably be expected to have a Material Adverse Effect. Each of Buyer and Acquisition Sub has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.
     (ii) Authorization of Transaction. Each of Buyer and Acquisition Sub has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the other agreements contemplated hereby to which each is a party and to perform its obligations hereunder and thereunder. This Agreement and the other agreements contemplated hereby to which Buyer or Acquisition Sub is a party constitute the valid and legally binding obligation of such party, enforceable in accordance with their terms and conditions. Neither Buyer nor Acquisition Sub need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby to which Buyer or Acquisition Sub is a party have been duly authorized by Buyer or Acquisition Sub, as applicable.
     (iii) Non-contravention. Neither the execution and delivery of this Agreement or the other agreements contemplated hereby to which Buyer or Acquisition Sub is a party, nor the consummation of the transactions contemplated hereby and thereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer or Acquisition Sub is subject or any provision of its charter, bylaws, or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer or Acquisition Sub is a party or by which either is bound or to which any of its assets are subject (or result in the imposition of any Lien upon any of its assets). Neither Buyer nor Acquisition Sub is required to give any notice to, make any filing with (except for filings with the Securities and Exchange Commission or state securities agencies as a result of this transaction), or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval could not reasonably be expected to have a Material Adverse Effect.
     (iv) Brokers’ Fees. Neither Buyer nor Acquisition Sub has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or the other agreements contemplated hereby to which either Buyer or Acquisition Sub is a party.
     (v) Investment. Neither Buyer nor Acquisition Sub is acquiring the Target Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.
     (vi) Litigation. No action, suit, or proceeding is pending or, to the Knowledge of the directors and officers of Buyer or Acquisition Sub, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or any of the other agreements contemplated hereby to which Buyer or Acquisition Sub is a party or (B) cause any of the transactions contemplated by this Agreement or any of the other agreements contemplated hereby to which Buyer or Acquisition Sub is a party to be rescinded following consummation.
     §4. Representations and Warranties Concerning Target. Target and Seller, severally and not jointly, represent and warrant to Buyer and Acquisition Sub as follows and except as set forth in the disclosure schedule delivered by Target and Seller to Buyer and Acquisition Sub on the date hereof and initialed by

Target and Seller and by Buyer and Acquisition Sub (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §4 and be otherwise qualified as described therein.
     (a) Organization, Qualification, and Corporate Power. Target is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification could not reasonably be expected to have a Material Adverse Effect. Target has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. §4(a) of the Disclosure Schedule lists the directors and officers of Target. Target has no, and since its inception has had no, Subsidiaries.
     (b) Capitalization. The entire authorized capital stock of Target consists of 100,000 Target Shares, of which 94,864 Target Shares are issued and outstanding. No Target Shares are held in treasury. All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by the respective shareholders as set forth in §4(b) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. Other than the Target Shares, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Target. To the Knowledge of the directors and officers of Target, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Target.
     (c) Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Target is subject or any provision of the charter or bylaws of Target or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien could not reasonably be expected to have a Material Adverse Effect. Target is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval could not reasonably be expected to have a Material Adverse Effect.
     (d) Brokers’ Fees. Except for the letter agreement dated January 16, 2006, (the “Finder’s Agreement”) by and between Target and Saffron Capital Merchant Partners LLC (“Finder”), a true and correct copy of which has been furnished to Buyer, Target has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement. Pursuant to the Finder’s Agreement, the sole services provided by the Finder in connection with the transactions contemplated by this Agreement were in a Finder Role, as defined in the Finder’s Agreement, and therefore, the sole compensation due Finder pursuant to such agreement is as set forth in §3(a) of the Finder’s Agreement, namely 2.25 % of the aggregate consideration to be paid to the Seller as set forth in §2(b) above.
     (e) Title to Assets. Target has good and marketable title to, or a valid leasehold interest in, the properties and assets owned by it as of the date of this Agreement, including all assets reflected on its unaudited balance sheet as of its Most Recent Quarter End, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the Most Recent Quarter End.
     (f) [RESERVED]

     (g) Financial Statements. Target has delivered to Buyer copies of Target’s financial statements for the years ended March 31, 2006 and 2005, (“Target’s Year End Financial Statements”), and for the six months ended September 30, 2006 and 2005 (“Target’s Interim Financial Statements”). Target’s Year End Financial Statements have been duly audited by Sarwan Agarwai & Co., Chartered Accountants. Both Target’s Year End Financial Statements and Target’s Interim Financial Statements are true and correct in all material respects and present fairly the financial condition of Target as of such dates and the results of operations of Target for such periods.
     (h) Events Subsequent to Most Recent Quarter End. Since September 30, 2006, (the “Most Recent Quarter End”), there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date:
     (i) Target has not sold, leased, transferred, or assigned any material assets, tangible or intangible, outside the Ordinary Course of Business;
     (ii) Target has not entered into any material agreement, contract, lease, or license outside the Ordinary Course of Business;
     (iii) no party (including Target) has accelerated, terminated, made material modifications to, or canceled any material agreement, contract, lease, or license to which Target is a party or by which any of them is bound;
     (iv) Target has not imposed any Lien upon any of its assets, tangible or intangible outside of the Ordinary Course of Business;
     (v) Target has not made any material capital expenditures outside the Ordinary Course of Business;
     (vi) Target has not made any material capital investment in, or any material loan to, any other Person outside the Ordinary Course of Business;
     (vii) Target has not created, incurred, assumed, or guaranteed more than $5,000 in aggregate indebtedness for borrowed money and capitalized lease obligations;
     (viii) Target has not transferred, assigned, or granted any license or sublicense of any material rights under or with respect to any Intellectual Property;
     (ix) there has been no change made or authorized in the charter or bylaws of Target;
     (x) Target has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;
     (xi) except for a dividend issued in October 2006, Target has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;
     (xii) Target has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;
     (xiii) Target has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

     (xiv) Target has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;
     (xv) Target has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business and has not granted any unusual or extraordinary bonus, benefits, or other forms of direct or indirect compensation to any employee, officer, director, or consultant, except in amounts in keeping with the past practices of Target;
     (xvi) Target has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other employee benefit plan);
     (xvii) Target has not made any other material change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;
     (xviii) Target has not made any loans or advances of money which have not been repaid in full as of the date of this Agreement; and
     (ix) Target has not committed to any of the foregoing.
     (i) Undisclosed Liabilities. Target has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for (i) liabilities set forth on the face of the most recent balance sheet included with Target’s Interim Financial Statements (rather than in any notes thereto) and (ii) liabilities that have arisen after the Most Recent Quarter End in the Ordinary Course of Business.
     (j) Legal Compliance. Target has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply, except where the failure to comply would not have a Material Adverse Effect.
     (k) Tax Matters.
     (i) Target has filed all federal Income Tax Returns and all other material Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes reflected on such Tax Returns to be due and owing by Target have been paid by Target or will be paid by Target in full, except taxes, if any, that are being contested in good faith through appropriate proceedings. Target currently is not the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Target.
     (ii) There is no material dispute or claim concerning any Tax liability of Target either (A) claimed or raised by any authority in writing or (B) as to which Target has Knowledge based upon personal contact with any agent of such authority.
     (iii) §4(k) of the Disclosure Schedule lists all federal, state, local, and foreign Tax Returns filed with respect to Target for taxable periods since its inception, indicates those Tax Returns in those periods that have been audited, and indicates those Tax Returns that currently are the subject of audit. Target has delivered to Buyer correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by Target since its inception. Target has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

     (l) Real Property.
     (i) Target owns no real property.
     (ii) §4(l)(ii) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). Target has delivered to Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in §4(l)(ii) of the Disclosure Schedule, with respect to each of the Leases:
     (A) such Lease is legal, valid, binding, enforceable and in full force and effect;
     (B) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;
     (C) none of Target’s possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed and, to the Knowledge of the directors and officers of Target, there are no disputes with respect to such Lease;
     (D) to the Knowledge of the directors and officers of Target, neither Target nor any other party to the Lease is in material breach of or material default under such Lease, and, to the Knowledge of the directors and officers of Target, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;
     (E) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;
     (F) Target does not owe any brokerage commissions or finder’s fees with respect to such Lease;
     (G) the other party to such Lease, if any, is not an Affiliate of, and otherwise does not have any economic interest in, Target;
     (H) Target has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof; and
     (I) Target has not collaterally assigned or granted any other Lien in such Lease or any interest therein.
     (iii) The Leased Real Property identified in §4(l)(ii) of the Disclosure Schedule comprises all of the real property used in the business of Target, and Target is not a party to any agreement or option to purchase any real property or interest therein.
     (m) Intellectual Property.
     (i) To the Knowledge of any of the directors and officers of Target, Target has not interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of third parties in any material respect, and none of the directors and officers of Target has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Target must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of the directors and officers of Target, no third party has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of Target in any material respect.
     (ii) §4(m)(ii) of the Disclosure Schedule identifies each patent or registration which has been issued to Target with respect to any of its Intellectual Property, identifies each pending patent application or application for registration that Target has made with respect to any of its Intellectual Property, and identifies each material license, sublicense, agreement, or other permission that Target has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Target has delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date). §4(m)(ii) of the Disclosure Schedule also identifies each material trade name, unregistered trademark, service mark, corporate name, Internet domain name or copyright and material computer software item used by Target in connection with its business. With respect to each item of Intellectual Property required to be identified in §4(m)(ii) of the Disclosure Schedule:
     (A) Target possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction;
     (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;
     (C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the directors and officers of Target, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item; and
     (D) Target has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.
     (iii) §4(m)(iii) of the Disclosure Schedule identifies each material item of Intellectual Property that any third party owns and that Target uses pursuant to license, sublicense, agreement, or permission. Target has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in §4(m)(iii) of the Disclosure Schedule:
     (A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;
     (B) no party to the license, sublicense, agreement, or permission is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;
     (C) no party to the license, sublicense, agreement, or permission has repudiated any material provision thereof;
     (D) Target has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; and
     (E) no loss or expiration of the item is, to the Knowledge of the directors and officers of Target, threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Target, including without limitation, a failure by Target to pay any required maintenance fees).

     (n) Tangible Assets. The machinery, equipment, and other tangible assets that Target owns and leases are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).
     (o) [RESERVED]
     (p) Contracts. §4(p) of the Disclosure Schedule lists the following contracts and other agreements to which Target is a party:
     (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $5,000 per annum;
     (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than 1 year or involve consideration in excess of $5,000;
     (iii) any agreement concerning a partnership or joint venture;
     (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $5,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;
     (v) any material agreement concerning confidentiality or non-competition;
     (vi) any material agreement with the Seller and his Affiliates (other than Target);
     (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;
     (viii) any collective bargaining agreement;
     (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $25,000 or providing material severance benefits;
     (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;
     (xi) any agreement under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect;
     (xii) any agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);
     (xiii) any settlement, conciliation or similar agreement, the performance of which will involve payment after the Closing Date of consideration in excess of $5,000;
     (xiv) any agreement under which Target has advanced or loaned any other Person amounts in the aggregate exceeding $5,000; or
     (xv) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $5,000.

Target has delivered to Buyer a correct and complete copy of each written agreement listed in §4(p) of the Disclosure Schedule (as amended to date) and a written summary setting forth the material terms and conditions of each oral agreement referred to in §4(p) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) no party is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has repudiated any material provision of the agreement.
     (q) Notes and Accounts Receivable. All notes and accounts receivable of Target are reflected properly in all material respects on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the balance sheet as of the Most Recent Quarter End included in the Target’s Interim Financial Statements (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past practice of Target.
     (r) Powers of Attorney. To the Knowledge of the directors and officers of Target, there are no material outstanding powers of attorney executed on behalf of Target.
     (s) Insurance. §4(s) of the Disclosure Schedule sets forth each material insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) with respect to which Target is a party, a named insured, or otherwise the beneficiary of coverage. With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) neither Target nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any material provision thereof. §4(s) of the Disclosure Schedule describes any material self-insurance arrangements affecting Target.
     (t) Litigation. §4(t) of the Disclosure Schedule sets forth each instance in which Target (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of directors and officers of Target, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. No action, suit, or proceeding in which Target is a party is pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge could reasonably be expected to (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) adversely affect the right of Buyer to own Target Shares and to control Target, or (D) materially and adversely affect the right of Target to own its assets and to operate its business.
     (u) Product Warranty. Substantially all of the products developed, sold, leased, and delivered by Target have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and Target has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the most recent balance sheet included with Target’s Interim Financial Statements (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past practice of Target. Substantially all of the products sold, leased, and delivered by Target are subject to standard terms and conditions of sale or lease. §4(u) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for Target (containing applicable guaranty, warranty, and indemnity provisions).

     (v) Product Liability. Target has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product developed, sold, leased, or delivered by Target.
     (w) Employees. Target is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute since its inception. Target has not committed any material unfair labor practice. None of the directors and officers of Target has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Target. With respect to this transaction, no notice to employees is required under any law or any collective bargaining agreement.
     (x) Employee Benefits. Target does not have any employee benefit plans. Target does not contribute to, have any obligation to contribute to, or have any material liability under or with respect to any employee pension benefit plan.
     (y) Guaranties. Target is not a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any other Person.
     (z) Environmental, Health, and Safety Matters. Target and its Affiliates have complied and are in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements.
     (aa) Business Continuity. None of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by Target in the conduct of its business (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any substantial disruption or interruption in or to the use of any such Systems by Target. Target is covered by business interruption insurance in scope and amount customary and reasonable to ensure the ongoing business operations of Target’s business.
     (bb) Certain Business Relationships With Target. None of Seller and his Affiliates, and Target’s directors, officers, and employees, has been involved in any material business arrangement or relationship with Target within the past twelve (12) months, and none of Seller and his Affiliates, and Target’s directors, officers, and employees owns any material asset, tangible or intangible, that is used in the business of Target.
     (cc) Customers and Suppliers.
     (i) §4(cc) of the Disclosure Schedule lists the ten largest customers of Target for each of the two most recent fiscal years and sets forth opposite the name of each such customer the percentage of consolidated net revenue attributable to such customer. §4(cc) of the Disclosure Schedule also lists any additional current customers that Target anticipates in good faith are likely to be among the ten largest customers for the current fiscal year.
     (ii) Since the date of the Most Recent Quarter End, no material supplier of Target has indicated that it shall stop, or materially decrease the rate of, supplying materials, products or services to Target, and no customer listed on §4(cc) of the Disclosure Schedule has indicated that it shall stop, or materially decrease the rate of, buying materials, products or services from Target.
     §5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:
     (a) General. Each of the Parties will use his or its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in §7 below).
     (b) Notices and Consents. Target shall give any notices to third parties, and will use its reasonable best efforts to obtain any third-party consents required hereunder. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in §3(a)(i) and §3(b)(ii) above.
     (c) Operation of Business. Target shall not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Target shall not (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in §4(h) above.
     (d) Preservation of Business. Target shall keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees.
     (e) Full Access. Seller and Target shall permit representatives of Buyer (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Target, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to Target. Buyer will treat and hold as such any Confidential Information it receives from Seller and Target in the course of the reviews contemplated by this §5(e), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to Seller and Target all tangible embodiments (and all copies) of the Confidential Information which are in its possession.
     (f) Notice of Developments. Seller will give prompt written notice to Buyer of any material adverse development which he becomes aware of causing a breach of any of the representations and warranties in §4 above. Each Party will give prompt written notice to the others of any material adverse development which he becomes aware of causing a breach of any of his or its own representations and warranties in §3 above. No disclosure by any Party pursuant to this §5(f), however, shall be deemed to amend or supplement Annex I, Annex II, or the Disclosure Schedule or to prevent or cure any misrepresentation or, breach of warranty, save and except if (i) such development occurred after the representation and warranty is made or (2) such development occurred before the concerned representation and warranty was made and was not within the knowledge of the Seller at that time.
     (g) Target Financial Statements. Prior to Closing, Target shall deliver to Buyer true and correct copies of Target’s Year End Financial Statements and Target’s Interim Financial Statements in form satisfactory in all material respects to meet the requirements of Item 310 of Regulation S-B promulgated by the U.S. Securities and Exchange Commission and suitable for filing with the SEC; provided, however, that Buyer may waive this requirement in order to hold the Closing by December 31, 2006, upon the reasonable assurance by Target and Seller that such financial statements can be delivered within 75 days following the Closing Date; and further provided, that if such financial statements cannot be prepared and are not delivered within such period, Buyer shall have the right to terminate this Agreement and rescind the transactions set forth herein.
     (h) Maintenance of Real Property. Target shall maintain the Real Property, including all of the Improvements in substantially the same condition as existed on the date of this Agreement, ordinary wear and tear excepted, and shall not demolish or remove any of the existing Improvements, or erect new improvements on the Real Property or any portion thereof, without the prior written consent of Buyer.

     (i) Leases. Target will not cause or permit any Lease to be amended, modified, extended, renewed or terminated, nor shall Target enter into any new lease, sublease, license or other agreement for the use or occupancy of any Real Property requiring rental and other payments in excess of $12,000 annually as averaged over the term thereof, without the prior written consent of Buyer.
     (j) Retained Employees. Target and Buyer shall mutually determine the key employees of Target to be retained post Closing.
     §6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:
     (a) General. In case at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under §8 below). Target acknowledges and agrees that from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including tax records), agreements, and financial data of any sort relating to Target.
     (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Target, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to his or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under §8 below).
     (c) Filing of Report on Form 8-K. Each of the Parties shall cooperate as reasonably necessary to prepare and file in a timely manner with the SEC a report on Form 8-K to disclose this Agreement the completion of the transactions contemplated herein and to prepare the pro forma financial information required pursuant to such form.
     §7. Conditions to Obligation to Close.
     (a) Conditions to Buyer’s Obligation. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
     (i) the representations and warranties set forth in §3(a) and §4 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;
     (ii) Seller shall have performed and complied with all of his covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Seller shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;
     (iii) except as permitted post-Closing, Target shall have procured all of the third-party consents specified in §5(b) above;

     (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) adversely affect the right of Buyer to own Target Shares and to control Target, or (D) materially and adversely affect the right of Target to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);
     (v) Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in §7(a)(i)-(iv) is satisfied in all respects;
     (vi) Target shall have received all other material authorizations, consents, and approvals of governments and governmental agencies referred to in §3(a)(i) and §4(c) above;
     (vii) Caneum and Seller shall have entered into the Marketing Agreements and Buyer shall have received the investor representation form from Seller in form and substance as set forth in Exhibit D hereto;
     (viii) Buyer shall have received from counsel to Target an opinion in form and substance as set forth in Exhibit A attached hereto, addressed to Buyer and dated as of the Closing Date;
     (ix) Buyer shall have received the resignations of all members of the board of directors of Target, except Mr. Lindorff, and shall receive the consents or minutes, effective as of the Closing, appointing Suki Mudan and Gary Allhusen as directors of Target, and a board resolution of Target approving the shares transfer of the Target Shares to Acquisition Sub;
     (x) all actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer;
     (xi) Seller shall have delivered to Buyer copies of the certificate of incorporation of Target certified on or soon before the Closing Date by jurisdictional Registrar of Companies (ROC) or by a director of the Target prior to Closing;
     (xii) Seller shall have delivered to Buyer copies of the certificate of good standing of Target issued on or soon before the Closing Date by the counsel for the Target for each jurisdiction in which Target is qualified to do business;
     (xiii) Seller shall have delivered to Buyer a certificate of the secretary or an assistant secretary of Target, in form and substance reasonably satisfactory to Buyer, as to: (A) no amendments to the certificate of incorporation of Target since the date specified in clause (xi) above; (B) the bylaws of Target; (C) the resolutions of the board of directors (or a duly authorized committee thereof) of Target authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; and (D) incumbency and signatures of the officers of Target executing this Agreement or any other agreement contemplated by this Agreement;
     (xiv) Seller shall have delivered to Buyer proof of filing necessary to change the name of Target to “Caneum India” effective as of Closing;
     (xv) Target shall have satisfied the obligations in §5(l) above or shall have made arrangements satisfactory to Buyer to satisfy such obligations.

     (xvi) Target shall have retained all of the key employees mutually determined by Target and Buyer pursuant to §5(j) above;
     (xvii) Buyer shall have entered into one or more agreements through which it can acquire a majority of the outstanding stock of Target on or before the Closing Date; and
     (xviii) Counsel for Buyer shall have made a reasonable determination that the issuance of the shares of Common Stock pursuant to 2(b) above shall qualify for an exemption from the registration requirements of Section 5 of the Securities Act and shall not violate Securities Laws.
Buyer may waive any condition specified in this §7(a) if it executes a writing so stating at or prior to the Closing.
     (b) Conditions to Seller’s Obligation. The obligation of Seller and Target to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:
     (i) the representations and warranties set forth in §3(b) above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the terms “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” shall be true and correct in all respects at and as of the Closing Date;
     (ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;
     (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;
     (iv) Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in §7(b)(i)-(iii) is satisfied in all respects;
     (v) the Parties and Target shall have received all material authorizations, consents, and approvals of governments and governmental agencies referred to in §3(a)(i) and §3(b)(ii) above;
     (vi) Target shall have entered into the Marketing Agreement;
     (vii) Seller shall have received from counsel to Buyer an opinion in form and substance as set forth in Exhibit B attached hereto, addressed to Seller, and dated as of the Closing Date;
     (viii) Seller shall have received from Buyer acceptance forms signed by each of the designees of Buyer to serve as directors of Target acknowledging the willingness of each designee to so serve; and
     (viii) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller.
Seller and Target may waive any condition specified in this §7(b) on behalf of Seller or Target, respectively if they execute a writing so stating at or prior to the Closing.

     §8. Remedies for Breaches of This Agreement.
     (a) Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (even if a Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of two (2) years thereafter, at which time such representations and warranties shall terminate and expire.
     (b) Indemnification Provisions for Buyer’s Benefit. In the event Seller or Target breaches any of his or its representations or warranties, or Seller breaks either of the covenants set forth in §6(a) and §6(b), and provided that Buyer makes a written demand for indemnification against any Seller pursuant to §8(e) below within two years from the Closing Date and otherwise follows the procedures for making indemnification claims set forth in this §8, then, subject to the limitations set forth in this §8, Buyer shall be entitled to be indemnified from and against the entirety of any Adverse Consequences Buyer may suffer (including any Adverse Consequences Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, or caused by the breach; provided, however, that there will be a $150,000 aggregate ceiling on the obligation of Seller to indemnify Buyer from and against Adverse Consequences resulting from, arising out of, relating to, or caused by breaches of the representations and warranties of Seller contained herein.
     (c) Indemnification Provisions for Seller’s Benefit. In the event Buyer breaches any of its representations, warranties, and covenants contained herein, or in the event Target after Closing breaches any of its covenants contained herein, and provided that Seller makes a written claim for indemnification against Buyer pursuant to §8(e) below within the survival period (if there is an applicable survival period pursuant to §8(a) above), then Buyer agrees to indemnify Seller from and against the entirety of any Adverse Consequences suffered (including any Adverse Consequences suffered after the end of any applicable survival period) resulting from, arising out of, relating to, or caused by the breach; provided, however, that there will be a $150,000 aggregate ceiling on the obligation of Buyer to indemnify Seller from and against Adverse Consequences resulting from, arising out of, relating to, or caused by breaches of the representations and warranties of Buyer contained herein.
     (d) Matters Involving Third Parties.
     (i) If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this §8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced. If the contents and delivery of the notice from the Indemnified Party to the Indemnifying Parties satisfy the content and delivery requirements of an Indemnification Demand (as defined in §8(e)) pursuant to §8(e), then such notice shall also be deemed to be an Indemnification Demand.
     (ii) Any Indemnifying Party will have the right to assume the defense of the Third-Party Claim with counsel of his or its choice reasonably satisfactory to the Indemnified Party at any time within fifteen (15) days after the Indemnified Party has given notice of the Third-Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve his or its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.
     (iii) So long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with §8(d)(ii) above, (A) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party and (B) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).
     (iv) In the event none of the Indemnifying Parties assumes and conducts the defense of the Third-Party Claim in accordance with §8(d)(ii) above, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner he or it may reasonably deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith) and (B) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, or caused by the Third-Party Claim to the extent provided in, and subject to the limitations of, this §8. In the event Buyer elects to assert a demand for an adjustment to the Preliminary Purchase Price in connection with a claim for indemnification with respect to third party claims for which the procedures set forth in this §8(d) have been followed, Buyer shall comply with the procedures set forth in §8(e), §8(f) and §8(g) hereof. Any such procedures shall be in addition to and not in lieu of the indemnification procedures set forth in this §8(d).
     (e) Written Demand for Indemnification. In order to seek indemnification under this §8, a Person entitled to indemnification under §8(b) or §8(c) (an “Indemnified Party”) shall deliver, in good faith, a written demand (an “Indemnification Demand”) to the Seller (in the case of Indemnification Demands from Buyer) or Buyer (in the case of Indemnification Demands from the Seller) which contains (i) a description and the amount (the “Asserted Adverse Consequences Amount”) of any Adverse Consequences incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this §8 for such Adverse Consequences and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Adverse Consequences.
     (f) Response to Demand. Within twenty days after delivery of an Indemnification Demand to the Seller or Buyer (as the case may be), such party shall deliver to the other of such Parties a written response (the “Response”) in which the party providing the Response shall: (i) agree that the Indemnified Party is entitled to receive all of the Asserted Adverse Consequences Amount (in which case, to the extent the Indemnified Party is entitled to indemnification pursuant to §8(b) or §8(c), the Response shall be accompanied by an adjustment to the Preliminary Purchase Price in accordance with §2(e)(iii) or §2(e)(iv), as applicable (if the Party providing the Response is the Seller), or a payment (if the Party providing the Response is the Buyer) to the Indemnified Party of the full Asserted Adverse Consequences Amount, by check or by wire transfer; (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Asserted Adverse Consequences Amount (such portion, the “Agreed Portion”) (in which case, to the extent the Indemnified Party is entitled to indemnification pursuant to §8(b) or §8(c), the Response shall be accompanied by an adjustment to the Preliminary Purchase Price in accordance with §2(e)(iii) or §2(e)(iv), as applicable (if the Party providing the Response is the Seller), or a payment (if the Party providing the Response is the Buyer) to the Indemnified Party of the Agreed Portion, by check or by wire transfer; or (iii) dispute that the Indemnified Party is entitled to receive any of the Asserted Adverse Consequences Amount.
     (g) Rights of Respective Parties. In the event that the Party providing a Response pursuant to §8(f) shall (i) dispute that the Indemnified Party is entitled to receive any of the Asserted Adverse Consequences Amount, or (ii) agree that the Indemnified Party is entitled to only the Agreed Portion of the Asserted Adverse Consequences Amount, the Seller and Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to each of the indemnification claims that comprise the Asserted Adverse Consequences Amount (or the portion of the Asserted Adverse Consequences Amount not comprising the Agreed Portion). If the Seller and Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both such Parties. If no such agreement can be reached after good faith negotiation within thirty days after delivery of a Response, either Buyer or any Seller may demand arbitration of any matter set forth in the applicable Indemnification Demand as set forth in §11(i).
     (h) Exclusive Remedy. Except for fraud claims solely against the Persons who committed such fraud, Buyer’s liability to the Seller for Adverse Consequences shall not exceed $50,000. Subject to the previous sentence, no current or former shareholder, director, officer, employee, affiliate or advisor of Target or any affiliate of Target shall have any liability of any nature to Buyer, Target or any affiliate of Buyer or Target with respect to the breach by the Seller or Target of any representation, warranty, covenant or agreement contained in this Agreement or any other matter relating to the transactions contemplated by this Agreement. The Parties acknowledge that (i) except as expressly provided in §3(a), no current or former shareholder, director, officer, employee, affiliate or advisor of Target has made or is making any representations or warranties whatsoever regarding Target or the subject matter of this Agreement, express or implied, and (ii) except as expressly provided in §4, Target has not made and is not making, and Buyer is not relying upon, any representations or warranties whatsoever regarding Target or the subject matter of this Agreement, express or implied.
     §9. Exclusive Dealing.
     (a) Alternative Transaction. During the term of this Agreement, neither Target nor Seller shall, directly or indirectly, through any representative or otherwise, solicit, negotiate with or in any manner encourage, discuss or accept any proposal of any other person relating to the acquisition of Target, shares of its capital stock purchased from Target or from Seller, or its assets or business, in whole or in part, whether through direct purchase, merger, reverse merger, consolidation or other business combination, restructuring, compromise or arrangement (other than sales of inventory in the ordinary course of Target’s business) and whether through disposing, licensing, or transferring the rights to any of Target’s assets to a third party (collectively, an “Alternative Transaction”); provided, however, that upon receipt of an unsolicited proposal to effect an Alternative Transaction, Target may disclose (i) the existence of this Agreement, and (ii) the terms of the break-up provisions set forth in Section 9(c), below.
     (b) Notice. Target will immediately notify Buyer regarding any contact between Target or its representatives and any other person regarding any proposed Alternative Transaction or any related inquiry.
     (c) Breach . In the event that Target or Seller breaches §9(a) above and, within six months after such breach, Target Company closes an Alternative Transaction, then, immediately upon such closing, Target shall pay to Buyer 10% of the total consideration (including the assumption of any liabilities of Target), cash and non-cash (as, when, and in such proportion as such consideration is received by Seller) paid to Target or its shareholders in the Alternative Transaction.
     §10. Termination.
     (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:
     (i) Buyer, on the one hand, and Target and Seller collectively on the other hand, may terminate this Agreement by mutual written consent at any time prior to the Closing;
     (ii) Buyer may terminate this Agreement by giving written notice to Seller on or before the Closing Date if Buyer is not reasonably satisfied with the results of its continuing business, legal, and accounting due diligence regarding Target;
     (iii) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event any Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of 5 days after the notice of breach; (B) if Target is unable to furnish and fails to deliver the financial statements required pursuant to §5(g) above; or (C)

if the Closing shall not have occurred on or before January 15, 2007, by reason of the failure of any condition precedent under §7(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and
     (iv) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, any Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 5 days after the notice of breach or (B) if the Closing shall not have occurred on or before January 15, 2007, by reason of the failure of any condition precedent under §7(b) hereof (unless the failure results primarily from any Seller breaching any representation, warranty, or covenant contained in this Agreement).
     (b) Effect of Termination. If any Party terminates this Agreement pursuant to §10(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in §5(e) and the costs provision in 2(j) above shall survive termination. In addition, if this Agreement is terminated by Buyer pursuant to §10(a)(iii) above, Target shall reimburse Buyer for its reasonable out of pocket legal and accounting expenses related to the preparation of the original Letter of Intent and this Agreement.
     §11. Miscellaneous.
     (a) No Covenant as to Tax or Accounting Consequences. It is expressly understood and agreed that neither the Buyer nor its officers, agents, accountants, or legal counsel has made any warranty or agreement, expressed or implied, as to the tax or accounting consequences of the transactions contemplated by this Agreement or the tax or accounting consequences of any action pursuant to or growing out of this Agreement.
     (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer and Target; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).
     (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns and the Target Indemnified Parties.
     (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof including, but not limited to the Letter of Intent.
     (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of Buyer and Seller; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).
     (f) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     (h) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:	5 Ravenscroft Road	Copy to:	Graham Watson
	Henley on Thames		Lattey and Dawe
	Oxon RG9 2DH, United Kingdom		21, Liverpool Street, London EC2
7RD, United Kingdom
	FAX (J-Fax): (214) 853-5901		FAX: +44-7220-7624

If to Buyer:	170 Newport Center Drive	Copy to:	Ronald N. Vance
	Suite 210		Attorney at Law
	Newport Beach, CA 92660		1656 Reunion Avenue
	Attn: Alan Knitowski, Chairman		Suite 250
	FAX: (949) 273-4001		South Jordan, UT 84095
FAX: (801) 446-8803

If to Target:	2nd Floor, Chandi Plaza	Copy to:	Ziyan H. Pardiwala
	234-A Sant Nagar		Dudhat Pereira & Associates
	New Delhi — 110065		1018, Maker Chamber V
	FAX:		Nariman Point, Mumbai 400 021
FAX: 022 2281 2132
Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
     (i) Arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement or breach thereof shall first be settled through good faith negotiation. If the dispute cannot be settled through negotiation, the parties agree to attempt in good faith to settle the dispute by mediation administered by JAMS. If the parties are unsuccessful at resolving the dispute through mediation, the parties agree to binding arbitration administered by JAMS pursuant to its Comprehensive Arbitration Rules & Procedures. Any such arbitration shall be held in Orange County, California. The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of the arbitrator and the administrative fee of JAMS. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing Buyer and the Seller an opportunity, adequate in the sole judgment of the arbitrator to discover relevant information from the opposing Parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any indemnification claim in any Indemnification Demand or as to any other matter under this Agreement shall be subject to the limitations set forth in this Agreement and final, binding and conclusive upon the Parties. All such decisions shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator. All payments required by the arbitrator shall be made within thirty days after the decision of the arbitrator is rendered. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.

     (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
     (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     (l) Expenses. Each of Buyer, Seller, and Target will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
     (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.
     (n) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
     (o) Currency Designations. All denominations of monetary funds in this Agreement shall be deemed to be denominated in U.S. Dollars, unless otherwise indicated.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE FOR PARTIES FOLLOW]

SIGNATURE PAGE
     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.
CANEUM, INC.

By
Suki Mudan, President
CANEUM ASIA PACIFIC PTE LTD

By

Its:

CONTINUUM SYSTEMS PRIVATE LIMITED

By
Jesper Lindorff, CEO
SELLER:

Iain Allison, Individually

ANNEX I
Stock-for-Stock Exchange Agreement
Dated December 29, 2006
None

ANNEX II
Stock-for-Stock Exchange Agreement
Dated December 29, 2006
None

DISCLOSURE SCHEDULE
Stock-for-Stock Exchange Agreement
Dated December 29, 2006
Exceptions to Representations and Warranties Concerning Target
The following information is provided as full disclosure on potential contingent liabilities of Target which are also set forth in the financial statements of Target:

		Impact
Item	Impact (Rs.)	(USD)

Potential Tax Liability assoc. with Account of non-receipt of export proceeds of Rs53,93,235	Rs1,815,362	$40,703

Income Tax Assessment for 2004-2005	Rs14,125	$317

Potential Vendor Payable: Five 9, Inc.	Rs724,794	$16,251

Potential Vendor Payable for Computer purchases	Rs682,409	$15,301

Potential Tax Liability assoc. with disallowance of Deprec expense of Rs6,82,409 computer assets w/o bills		$0

Potential Vendor Payable for Other Asset purchases	Rs335,441	$7,521

Potential Tax Liability assoc. with disallowance of Deprec expense of Rs3,35,441 assets w/o bills		$0
Potential Duty Payable	Rs286,407	$6,422

Fees for delayed filings	Rs50,000	$1,121

Fringe Benefit Tax Deposit 2005-2006	Rs235,261	$5,275

Fringe Benefit Tax Deposit Q1 2006-2007	Rs28,050	$629

Total (without deduction for deprec. Disallowance)	Rs4,171,849	$93,539